QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.2

CLARIFICATION AND AMENDING AGREEMENT
RE: SHARE PURCHASE AGREEMENT

        THIS AGREEMENT made effective the 2nd day of December, 2003.

BETWEEN:

  MARKWEST HYDROCARBON, INC., a corporation incorporated under the laws of the State of Delaware, one of the United States of America (hereinafter called the "Vendor")

—and—

  ADVANTAGE OIL & GAS LTD., a corporation incorporated under the laws of Alberta (hereinafter called the "Purchaser")

        WHEREAS the Vendor owns all of the issued and outstanding shares of MarkWest Resources Canada Corp. ("MarkWest Canada") (the "Canada Shares"), and, pursuant to the terms of a Share Purchase Agreement dated the 12th day of November and effective October 1, 2003 between the Vendor and the Purchaser (the "Share Purchase Agreement"), the Vendor agreed to sell to the Purchaser, and the Purchaser agreed to purchase from the Vendor, the Canada Shares and the Vendor Receivable (as such term is defined in the Share Purchase Agreement) (the "Transaction");

        AND WHEREAS the parties hereto desire to amend certain provisions within the Share Purchase Agreement and furthermore desire to agree to certain other terms provided for herein in order to close the Transaction;

        AND WHEREAS MarkWest Canada has entered into written and/or verbal agreements (the "Consulting Agreements") with the nine consultants (the "Consultants") who are named in Exhibit II of the Supplemental Disclosure Letter dated December 2, 2003 delivered by the Vendor to the Purchaser (the "Supplemental Disclosure Letter"), the terms of which Consulting Agreements are known to the Vendor and Purchaser;

        AND WHEREAS MarkWest Canada has entered into Well and Facilities Operating Agreements, each dated November 10, 2003 (the "Operating Agreements") with the five companies (the "Operators") who are named in Exhibit III of the Supplemental Disclosure Letter, the terms of which Operating Agreements are know to the Vendor and Purchaser;

        AND WHEREAS each of the Consulting Agreements and Operating Agreements contain termination provisions;

        AND WHEREAS the Purchaser has requested and the Vendor has agreed that the Vendor will cause MarkWest Canada not to terminate the Consulting Agreements and Operating Agreements;

        AND WHEREAS Advantage has agreed to indemnify the Vendor and MarkWest Canada for any losses or claims made against the Vendor or MarkWest Canada with respect to the decision not to terminate the Consulting Agreements and Operating Agreements;

        NOW THEREFORE in consideration of the mutual covenants and agreements set forth in this Agreement, the parties hereto hereby agree as follows:

  1.
  Unless otherwise defined herein, capitalized terms used herein shall have the meaning ascribed to such terms in the Sale Agreement.

  2.
  Section 1.1 of the Share Purchase Agreement is amended by deleting the words "Closing Date" means 10:00 a.m. (Calgary, Alberta time) on the later of December 16, 2003..." and substituting therefore the following words "Closing Date" means 8:30 a.m. (Calgary, Alberta time) on the later of December 2, 2003...".

  3.
  Section 2.2(a) of the Share Purchase Agreement is amended by deleting the words "...the aggregate amount of $79,427,002..." and substituting therefore the following words "... the aggregate amount of $79,431,688...".

  4.
  The Adjusted Balance Sheet attached hereto as Appendix "A" shall be the final Effective Date Balance Sheet as contemplated by the Share Purchase Agreement.

  5.
  The Purchaser shall indemnify the Vendor and MarkWest Canada and their affiliates and their respective directors, officers, employees and agents (collectively referred to as the "Indemnified Party") against and in respect of all liabilities, losses, costs, charges, damages, penalties and expenses, sustained, suffered or incurred in respect of any claim, action, cause of action or demand which may be brought against the Indemnified Party by any third party or which may be suffered or incurred by the Indemnified Party in respect of, in relation to, or arising out of the termination provisions of the Consulting Agreements and the Operating Agreements.

  6.
  Notwithstanding section 10.2(c) of the Share Purchase Agreement, the Purchaser shall be entitled to engage on a consulting basis Non-Continuing Employees for the purposes of effecting the transition of control of the Corporation from the Vendor to the Purchaser, provided that each such engagement does not exceed 3 months from the Closing Date as defined in the Share Purchase Agreement.

  7.
  The Share Purchase Agreement, except as specifically amended herein shall remain in full force and effect, unamended.

  8.
  This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original agreement and all of which shall constitute one agreement. All counterparts shall be construed together and shall constitute one and the same agreement. This Agreement, to the extent signed and delivered by means of electronic transmission (including, without limitation, facsimile and Internet transmissions), shall be treated in all manner and respects as an original agreement and should be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

        IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the day and year first above written.

MARKWEST HYDROCARBON, INC.	ADVANTAGE OIL & GAS LTD.
Per:	Per:

3

QuickLinks

CLARIFICATION AND AMENDING AGREEMENT RE: SHARE PURCHASE AGREEMENT